UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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F & M BANK CORP.
(Name of Registrant as Specified In Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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F & M BANK CORP.
Timberville, Virginia

Notice of Annual Meeting of Shareholders
To the Shareholders of F & M Bank Corp.

The annual meeting of shareholders of F & M Bank Corp. (the Company) will be held on Saturday, May 14, 2011, at 5:30 P.M. at Broadway High School, Broadway, Virginia, for the following purposes:

1.	Election of three directors, John N. Crist, Daniel J. Harshman and Dean W. Withers, each for a three-year term expiring in 2014.

2.	Election of one director, Christopher S. Runion, for a two-year term expiring in 2013.

3.	Ratification of the appointment of Elliott Davis, L.L.C. as independent auditors for 2011.

4.	Transaction of such other business as may properly come before the meeting. Management is not aware of any other business, other than procedural matters incident to the conduct of the Annual Meeting.

Only shareholders of record at the close of business on March 31 2011 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

To assure that your shares are represented at the annual meeting, please complete, date and sign the enclosed proxy, and return it as soon as possible in the enclosed postage prepaid envelope. You may amend your proxy at any time prior to the closing of the polls at the meeting.

By Order of the Board of Directors

/s/ Larry A. Caplinger

Larry A. Caplinger, Secretary

April 15, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON MAY 14, 2011.

The proxy statement and the Company’s 2010 annual report on Form 10-K are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=1017974&GKP=203204

F & M BANK CORP.
P. O. Box 1111
Timberville, Virginia 22853

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of F & M Bank Corp. (the Company) to be held Saturday, May 14, 2011 at 5:30 P.M. at Broadway High School, Broadway, Virginia, and at any adjournments thereof (the Annual Meeting). The principal executive offices of the Company are located at 205 South Main Street, P. O. Box 1111, Timberville, Virginia 22853. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 15, 2011.

The accompanying proxy is solicited by the Board of Directors of the Company (the Board). The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that, if necessary, officers, directors and regular employees of the Company, or its affiliates, may make solicitations of proxies by telephone, telegraph or by personal calls. Brokerage houses and nominees may be requested to forward the proxy solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this regard.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with any instructions thereon. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by (i) filing written notice thereof with the Secretary of the Company (Larry A. Caplinger, Secretary, F & M Bank Corp., P. O. Box 1111, Timberville, Virginia 22853); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting or any adjournment thereof and giving the Secretary notice of his or her intention to vote in person.

An Annual Report to shareholders, including current financial statements, is being mailed to the Company’s shareholders concurrently with this Proxy Statement, but is not part of the proxy solicitation materials.

Interested shareholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, upon written request to Larry A. Caplinger, Secretary, F & M Bank Corp., P. O. Box 1111, Timberville, Virginia 22853.

OUTSTANDING SHARES AND VOTING RIGHTS

Only shareholders of record at the close of business on March 31, 2011 will be entitled to vote at the Annual Meeting. As of March 31, 2011, the Company had outstanding 2,487,197 shares of its common stock, $5 par value (Common Stock), each of which is entitled to one vote at the Annual Meeting. A majority of votes entitled to be cast on matters considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominees (Broker Shares) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality and the auditors will be ratified by a majority of the votes cast by shareholders at the Annual Meeting. Broker shares may not be cast in the election of directors without instruction from the beneficial owner of the shares. Votes that are withheld or abstentions and Broker Shares that are not voted in the election of directors or in the ratification of auditors will not be included in determining the number of votes cast.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number and percentage of shares of Common Stock beneficially owned, as of March 31, 2011, by each of the Company’s directors and nominees, each of the executive officers named in the “Summary Compensation Table” below and all of the Company’s directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

The address for each of the individuals listed in the table is in care of the Company, P. O. Box 1111, Timberville, Virginia  22853.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class2

Larry A. Caplinger	164,2743	6.6%

Thomas L. Cline	13,8164	*

John N. Crist	20,2565	*

Ellen R. Fitzwater	5,8636	*

Daniel J. Harshman	7337	*

Neil W. Hayslett	156,0038	6.3%

Richard S. Myers	16,8869	*

Michael W. Pugh	4,39110	*

Christopher S. Runion	2,64911	*

Ronald E. Wampler	20,55312	*

Dean W. Withers	14,73513	*

Directors and executive officers
as a group (11 persons)	264,61414	10.6%

_______________________

*Less than one percent (1%)

1Numbers rounded to next whole share

2Based on 2,487,197 shares of common stock issued and outstanding on March 31, 2011.

3Includes 2,256 shares owned directly, 4,944 shares owned jointly with his spouse, 415 shares indirectly held for Mr. Caplinger’s children, 1,114 shares in Mr. Caplinger’s Traditional IRA and 155,545 shares owned by the Company’s Stock Bonus Plan over which Mr. Caplinger and Neil W. Hayslett have voting power in their capacity as plan trustees.

4Includes 5,473 shares owned directly, 6,903 shares owned jointly with his spouse, 234 shares owned by his spouse, 244 shares owned by Mr. Cline’s Roth IRA, 720 shares owned by Mr. Cline’s traditional IRA and 242 shares owned by his spouse’s Roth IRA.

5Includes 8,677 shares owned directly, 1,439 shares owned by Mr. Crist’s IRA, 140 shares owned by Mr. Crist’s Roth IRA, 10,000 shares owned by his personal 401(k) plan.

6Includes 3,204 shares owned directly, 1,572 shares owned jointly with her spouse, 540 shares owned by Mrs. Fitzwater’s husband’s traditional IRA and 547 shares owned by Mrs. Fitzwater’s traditional IRA.

7Includes 600 shares owned directly and 133 shares owned jointly with his spouse.

8Includes 458 shares owned directly and 155,545 shares owned by the Company’s Stock Bonus Plan over which Mr. Hayslett and Larry A. Caplinger have voting power in their capacity as plan trustees.

9Includes 4,800 shares owned directly and 12,086 shares owned by Mr. Myers’ IRA.

10Includes 1002 shares owned directly, 117 shares owned jointly with his spouse, 1,199 shares held by a simplified employee plan for Mr. Pugh’s benefit and 2073 shares held in Mr. Pugh’s mother’s account over which he has trading authority.

11Includes 430 shares owned directly and 2,219 shares held in Mr. Runion’s IRA.

12Includes 20,053 shares owned directly and 500 shares owned by his spouse.

13Includes 2,363 shares owned directly, 2,267 shares owned by Mr. Withers’ Traditional IRA, 466 owned by Mr. Withers’ Roth IRA, 8,065 shares allocated to Mr. Withers in the Company’s Stock Bonus Plan and 1,574 shares owned by his spouse.

14Includes 155,545 shares owned by the Company’s Stock Bonus Plan over which Neil Hayslett and Larry A. Caplinger have voting power in their capacity as plan trustees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except for Larry A. Caplinger and Neil W. Hayslett as disclosed above under “Security Ownership of Management,” management of the Company knows of no person who has beneficial ownership of 5% or more of the outstanding Common Stock as of March 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during 2010, all filing requirements applicable to its officers and directors were complied with except Christopher S. Runion, John N. Crist and Dean W. Withers. Mr. Withers made a gift in 2005 for 20 shares and inadvertently did not file a Form 4 until April 8, 2010. The filing for Mr. Runion was for 15.7895 shares purchased in the employee stock purchase plan on July 1, 2010 and not reported until July 7, 2010. The filing for Mr. Crist was for 500 shares purchased on March 18, 2010 and not reported until March 15, 2011.

PROPOSAL ONE                                          ELECTION OF DIRECTORS

The term of office for the current Class C directors expires at the Annual Meeting. The Board has nominated such directors, namely John N. Crist, Daniel J. Harshman and Dean W. Withers, for reelection, for a three-year term, by the shareholders at the Annual Meeting. Christopher S. Runion was appointed by the Board in May of 2010 and, therefore, as required by the Articles of Incorporation, must be elected by the shareholders at the next annual meeting following his appointment. Mr. Runion is a Class B director whose term runs for an additional two years. Mr. Runion was recommended for nomination by the independent directors. The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve if elected.

The Board recommends election of the Class C
director nominees and one Class B nominee set forth in this Proxy Statement.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including the principal occupation during the past five years, is given with respect to the nominees, all of whom are current directors, for election to the Board at the Annual Meeting, as well as all directors continuing in office.

Name, Age and Position with the Company	Director Since	Principal Occupation During the Last Five Years

Director Nominees

CLASS C DIRECTORS
(to serve until the 2014 annual meeting of shareholders)

John N. Crist (61)	2001
Attorney, Partner in Hoover Penrod PLC. John is a graduate of Virginia Tech and Marshall-Wythe School of Law, College of William and Mary. He has been an attorney practicing in the Harrisonburg area since 1976 with heavy emphasis on real estate and estate matters. He has served as assistant commissioner of accounts for Rockingham County/Harrisonburg since 2000. He is a member of the Virginia State Bar and has served as President and Secretary/Treasurer of the local bar association, a member of Virginia/Valley Title Agency, Inc. since 1988, and director of First Citizens Bank & Trust Advisory Board from 1997 to 2000. He also serves as Chairman of the Board of VBS Mortgage. John Crist’s skills and experience as a partner in Hoover Penrod PLC as well as his time on the advisory board of another financial institution make him uniquely qualified to serve the Company in areas including corporate governance and real estate law.

Daniel J. Harshman (59)	2001
Manager of the Town of Edinburg. Dan Harshman graduated from Virginia Commonwealth University. He has opened and operated a home accessory and gift shop, owned and operated the Spring House Restaurant in Woodstock, VA, purchased and renovated six older homes to preserve the historic properties in the town and has sold all but one. He has been involved in Town Government since 1985 serving in numerous capacities including Mayor and Town Manager being responsible for the preparation of Edinburg’s annual budget and oversight of all functions of the Town including a Police Department, Public Works, Water Treatment Facility and Waste Water Treatment Facility. He also serves on the Shenandoah County Travel Council as Edinburg’s Tourism Representative and is sole trustee of his church’s preservation trust managing funds in the mid six figures. Dan Harshman’s skills and experience as a small business owner, town manager and mayor benefit the Company in his understanding of business operations, supervision and local ordinances.

Dean W. Withers (54) President and CEO	2004
CEO of the Bank since May 2004; Executive Vice President of the Bank from Jan. 2003 to May 2004; Vice President of the Bank from 1993 to 2003. Dean has thirty-one years of banking experience including six years as President/CEO of Farmers & Merchants Bank. He graduated from James Madison University and Graduate School of Banking at LSU. He also serves as a director of VBS Mortgage. In October 2010, Mr. Withers was elected Chairman of the Virginia Association of Community Banks. During the past five years, he has served as a director in the Virginia Association of Community Banks, Virginia Bankers Association Benefits Corporation and Rockingham Memorial Hospital Foundation. Dean Withers’ education, experience and skills as President and CEO and former commercial lender benefit the Company through his understanding of bank operations, corporate governance and lending.

CLASS B DIRECTOR
(to serve until the 2013 annual meeting of shareholders)

Christopher S. Runion (52)	2010
President of Eddie Edwards Signs, Inc. and managing member of Heifer Investments, L.L.C. Runion has served in these capacities for the past 20 years. He holds a Bachelor of Science – Accounting from Virginia Polytechnic Institute and State University and a Masters – Business Administration from James Madison University. He is serving or has served as a director in the following entities during the past 5 years: Bridgewater Health Care Foundation, Inc., Rockingham County Fair Association, Shenandoah Valley Economic Education, Inc., Rotary Club of Harrisonburg, Lantz Construction Company and the Harrisonburg Rockingham Historical Society. Mr. Runion is a member of the Rockingham County Planning Commission. He has also been involved in farming his entire life. Mr. Runion’s education, skills and experience relating to commercial and institutional business activity benefit the Company in evaluating various business opportunities and scenarios.

Directors Continuing in Office

CLASS A DIRECTORS
(to serve until the 2012 annual meeting of shareholders)

Ellen R. Fitzwater (64)	1999
Partner/Financial Manager of F & R Leasing, L.L.C since June 2000; Partner/Financial Manager of Fitzwater Trucking, L.L.C. and Blue Ridge Transportation Service, L.L.C. from June 2000 until Jan. 2006. Ellen Fitzwater has 33 total years of experience through employment at five corporate entities under the parent company of Rocco, Inc. She held the position of corporate controller and supervised the accounting staff at four corporations. She also has 11 years of self-employed experience in computer accounting system conversions and implementations for small business clients. Her skills include financial report preparation, accounting system setup for small businesses both manual and computerized, various internal auditing functions, education and training classes for clients and computer accounting software problem solving. She has also been a 50% owner and financial manager of her own business for 29 years. She has been serving as a director at VBS Mortgage since 2009. Ms. Fitzwater’s experience as both a small business owner and corporate accountant have helped her develop skills and expertise that benefit the Company through her understanding of internal control procedures, accounting processes and systems.

Richard S. Myers (63)	1988
President of Dick Myers Chrysler-Dodge-Jeep, Inc. Richard Myers has been in the automobile business for four decades. The skills he learned over these four decades include relationships with the public and employees as well as dealing with big business (General Motors and Chrysler). He feels this has qualified him to know what to look for on the financial side, dealing with banks and lending institutions, the management of cash, accounts receivable and payable, expenses and how they impact the bottom line and all of the other day to day operations it takes to make a dealership operate. These skills benefit the Company based on his expertise in the areas of sales leadership, public relations and corporate finance.

Ronald E. Wampler (63)	1991
Sales for Dick Myers Chrysler-Dodge-Jeep, Inc. since Jan. 2008; partner in Dove Ohio Farms, L.L.C. and WWTD Ohio Farms L.L.C. since 1989; part-time salesman for Dayton Equipment from Nov. 2006 until Dec. 2007; salesman for Dick Myers Chevrolet-Pontiac from Apr. 2004 until May 2006; partner in Dove Farms, Inc. from July 1972 until

April 2006. Mr. Wampler has operated and managed a farm for over 30 years. He has also been involved in numerous trade and civic organizations and has held leadership roles in many organizations involving business plans. Mr. Wampler’s skills and experience in automotive and equipment sales as well as farming operations benefit the company through his understanding of customer service and the agri-business industry.

CLASS B DIRECTORS
(to serve until the 2013 annual meeting of shareholders)

Thomas L. Cline (64)	1991
President of Truck & Equipment Corp. and Mac Lease, Inc. since May 1997; Secretary/Treasurer of Transport Repairs, Inc. from 1974 until Dec. 2004. Tom Cline received an Associate Degree in accounting from National Business College. He has been involved in the trucking industry for the past 36 years in various areas. He is currently involved in a franchise truck dealership and leasing company serving as President. In the past, he was involved in a freight hauling company and also a franchise refrigeration unit and trailer company which was transportation related. He worked in a public accounting firm for over six years. He has also been involved in farming his entire life. Mr. Cline’s skills and experience benefit the Company due to his accounting knowledge and experience in public accounting, the trucking industry and farm operations.

Michael W. Pugh (56)	1994
President of Old Dominion Realty, Inc. and Vice President of Colonial Appraisal Service, Inc. Mr. Pugh has been President of Old Dominion Realty, Inc. for 33 years. He was issued a Virginia Certified General Appraisal license in 1992, a Virginia real estate broker’s license in 1976 and a West Virginia real estate broker’s license in 1982. He has completed numerous classes and certifications related to the real estate field. He has served as a director in the following entities during the past 5 years. Bridgewater Health Care Inc., Bridgewater Retirement Community, Bridgewater Home, Inc., Harrisonburg-Rockingham Chamber of Commerce, Harrisonburg-Rockingham Association of Realtors, Bankers Title Shenandoah, VBS Mortgage, Old Dominion Realty, Inc. and Colonial Appraisal Service, Inc. Mr. Pugh’s skills and experience relating to real estate sales, development and appraisals benefit the Company in evaluating real estate investments and collateral values for real estate loans.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Board Leadership

The Board of Directors is made up of nine members, eight outside directors and the President/CEO. The Board leadership structure includes the Chairman of the Board and Vice Chairman of the Board neither of which serve as the principal executive officer of the Company. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company's shareholders at this time. This structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent Directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the company's day-to-day operations.

Risk Oversight

The Board has appointed several subcommittees including Audit, Investment and Corporate Governance. In addition to the Board’s overall policy making authority and risk management responsibilities, these committees are delegated authority with respect to their various areas of operation. One area of significant risk to financial institutions revolves around the risks associated with the monitoring of existing and proposed loan relationships. The board receives a number of monthly and quarterly reports that assist in tracking and mitigating lending risk. The Board has also established an Executive Loan Committee which convenes periodically, either in person or telephonically to consider new loan requests.

Code of Ethics

The Board of Directors has approved a Code of Ethics for Senior Financial Officers of the Company and the Bank. This document covers the Company’s Chief Executive Officer, Chief Financial Officer and the Controller. The Code of Ethics states that the Senior Financial Officers are expected to conduct business and act in an honest and ethical manner; provide full, fair, accurate, timely and understandable financial reports; report any significant deficiencies in the Company’s internal controls over financial reporting; may not use corporate property, information, or position for improper personal gain or compete with the Company; endeavor to protect the Company’s assets and ensure their efficient use; and respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. It is available upon request to the Secretary of the Company at P. O. Box 1111, Timberville, VA  22853.

Independence of Directors

The Board of Directors in its business judgment has determined that the following eight of its nine members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”): Thomas L. Cline, John N. Crist, Ellen R. Fitzwater, Daniel J. Harshman, Richard S. Myers, Michael W. Pugh, Christopher S. Runion and Ronald E. Wampler. In reaching this conclusion, the Board considered that we and our subsidiary entities provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Our Board of Directors has established standards under which we view the following as impairing a director’s independence:

•	a director who is or at any time during the past three years was our employee, or whose immediate family member is or at any time during the past three years was an executive officer;

•
a director who received, or whose immediate family member received, more than $120,000 per year in direct compensation from us during any period of twelve consecutive months within the past three years, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•
a director who is or at any time during the past three years was affiliated with or employed by, or whose immediate family member is or at any time during the past three years was affiliated with or employed in a professional capacity by, our present or former internal or external auditor;

•
a director who is employed, or whose immediate family member is employed, as an executive officer of another company where at any time during the past three years any of our executives served on  that  company’s compensation committee; and

•
a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other company’s consolidated gross revenues.

While we conduct business with several of our directors, including John Crist (legal services), Michael Pugh (real estate appraisal services), Christopher Runion (signage) and Richard Myers and Ronald Wampler (automobile purchases and servicing), the total amounts paid to the entities with which our directors are affiliated are significantly less than the thresholds outlined above. Director Withers is not considered independent due to his current employment by the Company. Other than those described above and under “Certain Relationships and Related Transactions,” the Board of Directors did not consider any transactions, relationships or arrangements in determining director independence.

Board and Committee Meeting Attendance

There were 12 meetings of the Board of Directors of the Company in 2010.  Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2010. The Board of the Bank, which met 12 times in 2010, primarily manages all matters for the Bank. All the directors of the Company are also directors of the Bank.

Committees of the Board

The Company has an Audit Committee. The Company does not have a standing Nominating Committee. The Company does not have a Compensation Committee; however, the Bank has a Compensation Committee. Since compensation is paid through the Bank, the Bank’s Compensation Committee evaluates compensation policies and makes recommendations to the Company’s Board. These recommendations are considered for approval by the independent directors of the Company.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee which was filed as Appendix A to the Company’s 2010 Proxy Statement.

The members of the Audit Committee are Thomas L. Cline, Ellen R. Fitzwater, Daniel J. Harshman, Christopher S. Runion and Ronald E. Wampler, all of whom the Board in its business judgment has determined are independent as defined by the listing standards of Nasdaq.  The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Ms. Fitzwater qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met six times in 2010. For additional information regarding the Audit Committee, see “Audit Information-Audit Committee Report” on pages 16 and 17 of this Proxy Statement.

Compensation Committee

The independent directors of the Company’s Board of Directors act as the Company’s Compensation Committee. The Board receives compensation recommendations from the Bank’s Compensation Committee, which reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees. All recommendations of the Bank’s Compensation Committee relating to the compensation of our executive officers are reported to the Company’s Board of Directors for approval by the independent directors. There is no Compensation Committee Charter.

Director Nomination Process

The Company currently does not have a standing nominating committee. The entire Board performs the functions of a nominating committee. The Board does not believe it needs a separate nominating committee because the full Board is comprised predominantly of independent directors (as that term is defined by Nasdaq’s listing standards) and has the time and resources to perform the function of selecting board nominees. The President & CEO, the sole management director, abstains from discussions and voting for nominees. When the Board performs its nominating function, the Board acts in accordance with the Company’s Articles of Incorporation and Bylaws, but does not have a separate charter related to the nomination process.

Should a vacancy occur on the Board of Directors of the Company, the Board would look to the Corporate Governance Committee’s list of director qualifications (listed below) and consider these qualifications in developing a pool of potential nominees from the communities served by the Company. The Board would then appoint the candidate who was best qualified following discussions among the independent directors. The Board also considers potential nominees submitted by shareholders.

The Company’s independent directors consider, at a minimum, the following factors in recommending to the Board potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Company in connection with an annual meeting of shareholders by providing the Company with timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2012 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals” on page 17 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 2.5 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is P. O. Box 1111, Timberville, VA  22853.

While the Company does not have a diversity policy, we consider diversity of the Board based on a number of factors including the geographic locations of potential directors within our branch network, educational background and work experience.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. Eight of the directors attended the 2010 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o P. O. Box 1111, Timberville, VA  22853. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

The following table shows the compensation earned by each of the directors during 2010. Compensation included meeting fees and retainers.

DIRECTOR COMPENSATION
Fiscal Year 2010

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Thomas L. Cline	17,250	17,250

John N. Crist	14,850	14,850

Ellen R. Fitzwater	15,550	15,550

Daniel J. Harshman	16,050	16,050

Richard S. Myers	14,100	14,100

Michael W. Pugh	14,350	14,350

Christopher S. Runion	9,917	9,917

Ronald E. Wampler	14,550	14,550

All directors of the Company, who are also directors of the Bank, received $650 for each board meeting attended, $200 for each Investment and Corporate Governance Committee meeting attended, and $250 for each Compensation Committee and Audit Committee meeting attended. Since the Company and Bank board meetings are held on the same day, members are only paid one fee of $650 for their attendance at the combined meeting. In addition to meeting fees, each director received a quarterly retainer of $1,750 to compensate for time spent on bank-related activities outside normal meeting structure. Directors receive no other benefits. The Audit Committee is a Company committee. All other committees are Bank committees.

Executive Officers Information

The following information, including the principal occupation during the past five years, is given with respect to each executive officer of the Company, except for Dean W. Withers, who is discussed above under “Information Concerning Directors and Nominees.”

Larry A. Caplinger, 58, has served as Executive Vice President and Senior Loan Officer of the Bank and the Company since November 2007. Prior to that time, he served as Senior Vice President of the Bank from May 1990 until November 2007 and Senior Vice President of the Company from April 2002 until November 2007.

Neil W. Hayslett, 49, has served as Executive Vice President and Chief Financial Officer of the Bank and the Company since November 2007. Prior to that time he served as Senior Vice President and Chief Financial Officer of the Bank and the Company from January 2003 until November 2007.

EXECUTIVE COMPENSATION

Summary Compensation

The Summary Compensation Table below sets forth the compensation of the Company’s named executive officers for all services rendered to the Company and the Bank for 2010. None of our executive officers are covered by employment agreements. See the Summary of Compensation Policies on pages 13 - 15 of this Proxy Statement for further information regarding how salaries and bonuses are established.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)1	All Other Compensation ($)2	Total ($)
Dean W. Withers President & CEO	2010 2009	230,000 215,000	00 00	42,541 36,745	57,005 30,961	329,546 282,706

Larry A. Caplinger Executive Vice President & Senior Loan Officer	2010 2009	160,000 150,000	00 00	56,621 41,440	28,119 17,777	244,740 209,217

Neil W. Hayslett Executive Vice President & Chief Financial Officer	2010 2009	160,000 150,000	00 00	27,965 19,662	29,805 17,254	217,770 186,916

1The amounts in this column represent only change in pension value.
2The amounts in this column are detailed in the table titled “All Other Compensation” below.

ALL OTHER COMPENSATION TABLE

Name	Year	401(k) Company Match	Company ESOP Contribution	Company Deferred Compensation Contribution1	Life Insurance Premiums2	Sub Debt Referrals3	Director Fees	Total ($)
Dean Withers	2010 2009	8,112 7,525	11,815 14,542	18,648 00	1,176 1,094	2,204	15,050 7,800	57,005 30,961

Larry Caplinger	2010 2009	5,648 5,251	8,171 11,760	12,973 00	821 766	506	-- --	28,119 17,777

Neil Hayslett	2010 2009	2,041 4,731	8,299 11,757	12,973 00	821 766	5,671	-- --	29,805 17,254

1The Company has established a nonqualified deferred compensation plan for the benefit of our directors and certain employees, including the executive officers, to defer receipt of salary or bonus payments. See Summary of Compensation Policies on pages 13 - 15 of the Proxy Statement for further details.
2The amounts in this column represent the annual premium of group term life insurance with a death benefit equal to three times annual compensation.
3The amounts in this column represent incentives paid for the sales or referrals of the Bank’s Subordinated Debt. These same incentives were available to substantially all employees.

Other Compensation

The Company has not made any grants of stock options or stock awards to its named executive officers, and it does not have any equity or non-equity incentive plans. In addition, none of the named executive officers hold any unexercised stock options or unvested stock awards as of December 31, 2010.

Retirement Benefits

The Company has a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. Mr. Caplinger is currently eligible for early retirement. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit.

The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement).

The following table sets forth information as of December 31, 2010 with respect to the pension plan in which the named executive officers participate:

PENSION BENEFITS TABLE
Fiscal Year 2010

Virginia Bankers Association Master Defined Benefit
Pension Plan for Farmers & Merchants Bank

Name	Number of Years Of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dean W. Withers	17	235,458	00

Larry A. Caplinger	39	394,389	00

Neil W. Hayslett	14	116,996	00

Severance Benefits

In 1996, the Company and the Bank adopted a change in control severance plan that became effective July 1, 1996. The plan covers employees designated by the Company’s Board of Directors, including Mr. Withers, Mr. Caplinger and Mr. Hayslett.

Under the plan, a “covered termination” is a cessation of employment with the Company or its then affiliates within 36 months after a change in control (as defined in the plan) on account of either (i) termination of employment by the covered employee for good reason (defined to mean the occurrence after a change in control of any of the following: the assignment of duties inconsistent with prior duties, the diminution of responsibilities, a reduction in base salary, a transfer of job location of more than 50 miles, a failure to pay compensation or deferred compensation within seven days after due, a failure to continue participation and benefits under any compensation or benefits plan (or any successor or replacement plan) at as favorable a level, or a failure of the Company to require any successor to the Company to comply with the plan) or (ii) termination initiated by the Company or any of its affiliates for any reason other than death, disability, mandatory retirement or cause (as defined in the plan).

In the event of a covered termination, a covered employee will be entitled to the following severance benefits: (i) continuation of the employee’s base pay (as defined in the plan) through the earlier of his or her death or the third anniversary of the date of the change in control (the severance pay period); (ii) continuation of the availability of coverage, and the employer’s regular contribution towards that coverage, under the employer’s health care plan during the severance pay period for the employee and his or her eligible dependents; (iii) the right to buy any car that the employee is assigned by the employer at its then fair market value; and (iv) a lump sum payment equal to the value of any qualified or nonqualified retirement benefits forfeited by the employee on account of his or her covered termination.

The following table indicates estimated benefits of a covered termination.

Estimated Current Value of Change in Control Benefits
(as of December 31, 2010)

	Severance Amount1	Other2	Total
Dean W. Withers	$690,000	$14,040	704,040

Larry A. Caplinger	480,000	14,040	494,040

Neil W. Hayslett	480,000	14,040	494,040

1This amount represents the greater of three times the employee’s base pay at the date of the Change in Control or his base pay at the date of his Covered Termination. The Severance Plan Benefit shall be paid at the same time and in the same manner as the employer’s regular payroll payments rather than as a lump sum payment. Notwithstanding anything contained in the Plan, the payments and benefits under the plan will be reduced to the extent necessary so that no payment shall be subject to excise tax under Section 4999 of the Internal Revenue Code.

2This amount includes the continuation of the availability of health care benefits arising from a Covered Termination during the employee’s 36-month severance pay period. The value to the executive officer of the automobile purchase option contained in the severance plan cannot be determined as it will vary depending on the timing of the event, the book value of the vehicle and the fair market value of the vehicle.

There are no other severance payments except as outlined above in the plan.

Summary of Compensation Policies

Overview. This section provides information regarding the compensation program in place for Dean Withers, Chief Executive Officer, Neil Hayslett, Chief Financial Officer and Larry Caplinger, Senior Loan Officer, collectively referred to as our “named executive officers.” This section includes information regarding the overall objectives of our compensation program and each element of compensation that we provide.

The independent members of our Board of Directors administer the Company’s executive compensation program based on the recommendations of the Bank’s Compensation Committee, which the Company’s independent directors review and approve.

General Compensation Objectives. Our overall objectives applicable to our executive officers are to provide a compensation package intended to attract, motivate and retain qualified executives and to provide them with incentives to achieve our annual goals and to increase shareholder value. We recognize the need to implement sound principles that enhance our ability to develop and administer compensation and benefit programs. To this end we follow certain procedures, including the following:

•	Purchasing survey information related to other Virginia banks of similar size as prepared by the Virginia Bankers Association;
•
Reviewing a benchmarking report compiled by management containing information from proxy statements of twelve other Virginia banks with comparable asset size, market capitalization and revenues. These institutions include Fauquier Bankshares, Eagle Financial Services, Community Financial Corp., Central Virginia Bankshares,  Village Bank & Trust Financial, First National Corp., 1st Capital Bancorp., Alliance Bancshares, Virginia Heritage Bank, Chesapeake Financial, Southern National and Virginia National Bank. The elements of compensation that were compared included salary, bonus and total compensation as disclosed by these organizations in the prior year.

We rely upon our judgment in making sound compensation decisions, after reviewing the performance of the Company and carefully evaluating the executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executive officers include:

•	Financial measures such as net profit, return on equity (ROE) and return on assets (ROA) relative to the peer group in the benchmarking report;
•	Strategic objectives such as the establishment of new branch offices;
•	Launching new or improving existing products that help us reach our goals of being a market leader and to attract and retain customers;
•	Achievement of specific operational goals for the company, including improved productivity, risk management or portfolio management goals;
•	Achieving excellence in their organizational structure and among their employees;
•	Supporting our corporate values by promoting integrity through compliance with laws and regulations.

We generally do not strive for rigid formulas or react to short term changes in business performance in determining the amount or mix of compensation and benefits. The mix of compensation elements is based on the review of the factors outlined above in order to provide the executive with a combination of salary, bonus and long-term compensation commensurate with responsibilities and competitive with other banks of similar size and characteristics.

While we consider the compensation paid by other banks in the benchmarking report and salary survey, we do not attempt to maintain a certain target percentile within these peer groups.

Base Salaries.  Our policy is to provide salaries that we believe are necessary to attract and retain qualified executives. The objective of the base salary is to reflect job responsibilities, value to the Company and individual performance with respect to the Company’s goals and objectives. The salaries of the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to industry peers as contained in the previously mentioned salary survey and benchmarking report. Mr. Withers makes salary recommendations as our CEO (except in the case of his own compensation) that the Board may follow at its discretion. With regard to Mr. Withers’ compensation, we exclude Mr. Withers’ from discussion of his compensation and rely on the benchmarking report and other survey information.

Annual Bonus. The annual bonus is based on attaining annual performance measures, such as net income, return on equity, return on assets and efficiency ratio goals as determined by the Board, as adjusted positively or negatively for one-time items. Decisions are typically made in November of each year and based on projected full year income. We consider our performance on key indicators such as ROE and ROA relative to comparable banks in the benchmarking report, and compare the level of bonuses paid our executive officers versus executive officers at these comparable banks. While we evaluate a variety of factors as outlined above, the payment of bonuses is discretionary and is not tied to a specific formula or performance targets. For 2010, no executive bonuses were paid.

Retirement Benefits. An important retention tool is the Company’s various retirement plans. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them.

Pension Plan. The Company has a noncontributory pension plan that covers all full time employees, including the executive officers. This plan conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement). The change in the pension value for the executive officers is contained in the Summary Compensation Table, while information regarding years of service, present value of accumulated benefits and plan payments for the executive officers is contained in the separate Pension Benefits Table.

Deferred Compensation Plan. Our deferred compensation plan allows certain employees, including the executive officers, to defer receipt of salary and or bonus payments. The initial decision to create the deferred compensation plan included an evaluation of our total benefits package for our senior management team, compared to the benefits package available to all employees and to other comparable companies. The plan was created as a means of attracting and retaining qualified members of the management team. At the present time, participation in the plan is limited to our senior management team, consisting of five employees, including the three executive officers. Deferred amounts are deposited in separate accounts and are credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. Distributions are paid either upon termination or returned at a specific date in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of salary and bonus payments.

Each year we consider whether to make a discretionary Company contribution to the plan for the benefit of the participants, including the executive officers. Contributions to the plan are based on a number of factors including an evaluation of overall bank performance and an evaluation of the total contributions to the bank’s other retirement plans, including the ESOP and 401(k) plans. This contribution is shared on a pro-rated basis by the participants in the plan based on each participant’s salary as a percentage of the total salaries of the participants in the plan. For 2010 and 2009, the total contributions to the plan were $60,000 and $00, respectively.

401(K) Savings Plan. Employees, including the executive officers, may contribute up to 97% of regular earnings on a before-tax basis into their Savings Plan (subject to IRS limits). We match an amount equal to one dollar for each two dollars contributed by participating employees on the first six percent of their earnings. Amounts held in the Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment (subject to certain exceptions as directed by the IRS).

The Savings Plan limits the “annual additions” that can be made to an employee’s account to $44,000 per year. “Annual additions” include our matching contributions, before-tax contributions made by our employee under Section 401(k) of the Internal Revenue Code and employee after-tax contributions. Of those annual additions, the current maximum before-tax contribution is $15,000 per year. Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $44,000 limitation on annual additions or the $15,000 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year. The Company’s matching contribution for each of the named executive officers is contained in the Summary Compensation Table.

Employee Stock Ownership Plan (ESOP). This plan is a long-term incentive for our employees that promotes the achievement of goals which create value for our shareholders. This noncontributory plan covers all full time employees, including the executive officers. This plan conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). An employee becomes a participant in the plan as of October 1st of the plan year in which the employee completes one full year of service. A participant who terminates employment with five or more years of vesting service will be vested in their benefit. Cash dividends paid by the Company are passed through to the participants on an annual basis. In 2010 and 2009, the Company contributed $270,000 and $180,000, respectively, to the plan. All eligible full time employees, including the executive officers, share in this contribution on a pro-rated basis based on each participant’s eligible compensation as a percentage of the total eligible compensation of all the participants in the plan. The allocation to each of the executive officers is contained in the Summary Compensation Table.

Certain Relationships and Related Transactions

The Company’s directors and officers, and other corporations, business organizations, and persons with whom some of the Company’s directors and officers are associated, had loan transactions at December 31, 2010 with the Bank totaling approximately $7,595,869 or about 18.7% of average shareholders' equity and had loan transactions at December 31, 2009 totaling approximately $6,724,423 or about 17.5% of average shareholders’ equity. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In February 2007, the Board approved the Loan Credit Policy which includes guidelines as contained in Regulation O with regard to extensions of credit to executive officers, directors and principal shareholders. All such requests are presented to the full Board of Directors for approval. Under the policy, no executive officer, board member or principal shareholder may participate in the review of a transaction in which such member has an interest.

We have not adopted a formal policy that covers the review and approval of other related person transactions by our Board of Directors.  The Board, however, does review all such transactions that are proposed to it for approval.  During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.  Our Audit Committee also has the responsibility to review significant conflicts of interest involving directors or executive officers.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

Elliott Davis, L.L.C. of Galax, Virginia, was the auditor for the Company for 2010 and is being recommended to the Company’s shareholders for the ratification of its appointment as auditor for 2011. A representative of Elliott Davis, L.L.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions from shareholders.

A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

The Board recommends a vote for Proposal Two.

AUDIT INFORMATION

Audit Committee

The Audit Committee operates under a written charter that the Board has adopted. The five members of the Audit Committee are independent as that term is defined in Securities and Exchange Commission regulations and Nasdaq’s listing standards.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Elliott Davis, L.L.C for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2010 and 2009, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $60,800 for 2010 and $59,300 for 2009 by Elliott Davis, L.L.C..

Audit Related Fees

The aggregate fees billed by Elliott Davis, L.L.C. for audit related services in 2010 were $3,000 and in 2009 were $5,200. For 2010, these fees consisted primarily of consulting regarding an S-1 filing.  For 2009 they consisted primarily of consulting regarding various items such as SEC comment letter, S-8 filing and S-3 filing.

Tax Fees

There were no fees billed by Elliott Davis, L.L.C. for such services for the fiscal years ended December 31, 2010 and 2009.

All Other Fees

There were no fees billed by Elliott Davis, L.L.C. for any other services rendered to the Company for the fiscal years ended December 31, 2010 and 2009.

Pre-Approval Policies

All audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis, L.L.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Professional Standards). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the Company is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

March 24, 2011                                                             Audit Committee
                     Thomas L. Cline
Ellen R. Fitzwater
Daniel J. Harshman
Christopher S. Runion
Ronald E. Wampler

SHAREHOLDER PROPOSALS

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2012 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, at its principal executive offices, P. O. Box 1111, Timberville, Virginia 22853, no later than December 17, 2011, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company anticipates holding the 2012 annual meeting of shareholders on May 12, 2012.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2012 annual meeting of shareholders, notice of the nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2012 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2012 annual meeting of shareholders, notice of the proposed business must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2012 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of May 12, 2012 for the 2012 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 13, 2012 and no earlier than February 12, 2012.

By Order of the Board of Directors

/s/ Larry A. Caplinger

Larry A. Caplinger, Secretary

April 15, 2011

[FORM OF PROXY]

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
F & M BANK CORP.

ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas L. Cline, Ellen R. Fitzwater and Ronald E. Wampler, any or all of whom may act, with full power of substitution, as proxies to vote, as designated below, at the Annual Meeting of Shareholders to be held May 14, 2011 at **5:30 P.M.** and at any adjournment thereof, the shares of F & M Bank Corp. common stock held of record by the undersigned as of March 31, 2011.

The shares to which this proxy relates will be voted as specified. If no specification is made, such shares will be voted in favor of the proposals set forth on this proxy.

	For	With-hold	For All Except
1. **ELECTION OF DIRECTORS** of all nominees listed (except as marked to the contrary below):	☐	☐	☐

John N. Crist, Daniel J. Harshman and Dean W. Withers for three-year terms to expire in 2014.

Christopher S. Runion for a two-year term to expire in 2013.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
2. **RATIFICATION OF APPOINTMENT OF ELLIOTT DAVIS, L.L.C. AS INDEPENDENT PUBLIC ACCOUNTANTS**	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please complete, date and sign the proxy and return it as soon as possible in the enclosed postage prepaid envelope. Please sign the Proxy in the name or names shown on your stock certificate. If signing as a trustee, executor, etc., please so indicate.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ______________ Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

F & M BANK CORP.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

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